Exhibit 99.1

CONTACT:  Investor Relations    (214) 792-4415

SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 7, 2009 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 5.8 billion revenue passenger miles (RPMs) in September 2009, an 8.8 percent increase from the 5.3 billion RPMs flown in September 2008.  Available seat miles (ASMs) decreased 7.8 percent to 7.7 billion from the September 2008 level of 8.4 billion.  The load factor for the month was 74.7 percent, compared to 63.4 percent for the same period last year.  For September 2009, passenger revenue per ASM is estimated to have increased in the three percent range as compared to September 2008.
For the third quarter 2009, Southwest flew 19.7 billion RPMs, compared to the 18.8 billion RPMs recorded for the same period in 2008, an increase of 4.7 percent.  Available seat miles decreased 5.8 percent to 24.8 billion from the third quarter 2008 level of 26.3 billion.  The third quarter 2009 load factor was 79.6 percent, compared to 71.6 percent for the same period last year.
For the nine months ended September 30, 2009, Southwest flew 56.3 billion RPMs, compared to the 56.2 billion RPMs recorded for the same period in 2008, an increase of 0.1 percent.  Available seat miles decreased 4.3 percent to 74.5 billion from the 2008 level of 77.8 billion.  The year-to-date load factor was 75.6 percent, compared to 72.3 percent for the same period last year.
This press releases, as well as past releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	SEPTEMBER

	2009	2008	CHANGE

Revenue passengers carried	6,777,496	6,424,143	5.5%

Enplaned passengers	7,950,437	7,353,011	8.1%

Revenue passenger miles (000)	5,771,993	5,307,438	8.8%

Available seat miles (000)	7,723,485	8,376,529	(7.8)%

Load factor	74.7%	63.4%	11.3 pts.

Average length of haul	852	826	3.1%

Trips flown	89,497	95,947	(6.7)%

	THIRD QUARTER

	2009	2008	CHANGE

Revenue passengers carried	22,373,892	22,243,013	0.6%

Enplaned passengers	26,396,360	25,686,181	2.8%

Revenue passenger miles (000)	19,706,579	18,822,810	4.7%

Available seat miles (000)	24,771,016	26,287,035	(5.8)%

Load factor	79.6%	71.6%	8.0 pts.

Average length of haul	881	846	4.1%

Trips flown	283,663	300,537	(5.6)%

	YEAR-TO-DATE

	2009	2008	CHANGE

Revenue passengers carried	64,810,234	67,741,176	(4.3)%

Enplaned passengers	75,951,788	77,945,753	(2.6)%

Revenue passenger miles (000)	56,281,687	56,226,510	0.1%

Available seat miles (000)	74,495,618	77,815,557	(4.3)%

Load factor	75.6%	72.3%	3.3 pts.

Average length of haul	868	830	4.6%

Trips flown	852,371	898,759	(5.2)%

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